Exhibit 99.1

For further information contact:
John S. Weatherly, CFO
1-800-451-1294


                           FOR IMMEDIATE RELEASE

Callon Reports Deepwater Discovery
At Habanero Prospect

Natchez, MS (February 26, 1999)--Callon Petroleum Company ( NYSE: CPE/CPE.PrA) reported today that it is participating in a deepwater discovery at the Habanero prospect at Garden Banks Block 341. Located in 2,000 feet of water, the well was drilled to a measured depth of 21,158 feet and encountered over 200 net feet of pay in two zones.

Callon owns an 11.25 percent working interest in the well. It is operated by Shell Deepwater Development Inc., a subsidiary of Royal Dutch/Shell Group (NYSE: RD), which owns a 55 percent working interest. The remaining 33.75 percent working interest is owned by Murphy Oil Corporation (NYSE: MUR).

This is the second deepwater discovery for Callon. Last fall the company announced its first deepwater discovery at its Boomslang prospect in Ewing Bank Block 994. That well encountered approximately 185 net feet of oil pay in three separate zones.

Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.


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